Exhibit 99.1

Media Relations

News release

Media Contact: Mac Jeffery 781-522-5111	Investor Relations Contact: Greg Smith 781-522-5141

Raytheon Completes Sale of Raytheon Aircraft Company to Hawker Beechcraft Inc. for $3.3 Billion

WALTHAM, Mass., (March 26, 2007) – Raytheon Company (NYSE: RTN) has completed the sale of its wholly owned subsidiary Raytheon Aircraft Company (RAC) to Hawker Beechcraft Inc., a new company formed by GS Capital Partners, an affiliate of Goldman Sachs, and Onex Partners for approximately $3.3 billion in cash. The sale was first announced on December 21, 2006.

The transaction includes Raytheon Aircraft facilities and other assets in Wichita and Salina, Kansas; Little Rock, Arkansas; Dallas, Texas; as well as its Fixed Based Operations (FBO) network across the United States, the United Kingdom and Mexico.

"Completing the sale of Raytheon Aircraft Company gives us further opportunity to invest in and grow our government and defense business and to deliver value to our shareholders,” said William H. Swanson, Raytheon’s Chairman and CEO.

The Company expects to use a portion of the after tax sale proceeds for the early retirement of approximately $1.0 billion of the Company’s debt and for the Company’s stock repurchase program. As previously announced, the Board of Directors has, subject to the closing of the sale, authorized the early retirement of debt and an increase of $750 million in the total authorization for the Company’s stock repurchase program.

The transaction does not include Raytheon’s ownership in either Flight Options, LLC or Raytheon Airline Aviation Services LLC, both of which are reported in the “Other” segment of the Company’s financial statements.

Raytheon Company, with 2006 sales of $20.3 billion, is a technology leader specializing in defense, homeland security, and other government markets throughout the world. With a history of innovation spanning more than 80 years, Raytheon provides state of the art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 73,000 people worldwide.

2